Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 26, 2014 with respect to the statement of revenues and direct operating expenses of certain oil property located in Creek County, Oklahoma acquired by Mid-Con Energy Partners, LP for the year ended December 31, 2013, included in the Current Report on Form 8-K/A dated September 26, 2014 of Mid-Con Energy Partners, LP which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 30, 2014